Filed pursuant to Rule 433

Registration No. 333-192196

January 20, 2015

Final Term Sheet
CAD 500,000,000 1.375% Global Notes due 2020

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	CAD 500,000,000

Denomination:	CAD 1,000

Maturity:	January 28, 2020

Redemption Amount:	100%

Interest Rate:	1.375% per annum, payable in two equal semi-annual installments in arrears

Date of Pricing:	January 20, 2015

Closing Date:	January 28, 2015

Interest Payment Dates:	January 28 and July 28 in each year

Currency of Payments:	USD unless noteholder elects CAD

Price to Public/Issue Price:	99.462%

Underwriting Commissions:	None

Proceeds to Issuer:	99.462%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	For payments in USD: New York and Toronto For payments in CAD: Toronto

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual Canadian Compound Method

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CDS, Clearstream and Euroclear)

ISIN:	US500769GM08

CUSIP:	500769GM0

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings

Lead Managers:	RBC Capital Markets TD Securities

Co-Lead Managers:	BMO Capital Markets CIBC National Bank of Canada Financial Markets

Stabilization Manager:	The Toronto-Dominion Bank

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312513445209/d624299d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link:  http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm.

Alternatively, TD Securities will arrange to send you the prospectus, which you may request by calling toll-free +1-855-495-9846.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.